Exhibit 23

PricewaterhouseCoopers LLP 254 Munoz Rivera Avenue BBVA Tower, 9th Floor Hato Rey PR 00918 Telephone (787) 754 9090 Facsimile (787) 766 1094

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-116388 and No. 333-111568), and Form S-8 (No. 333-31283, No. 333-115703 and No. 333-100601) of Doral Financial Corporation of our report dated March 3, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

San Juan, Puerto Rico

March 14, 2005